Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference or our report dated February 12, 2002 in this Registration Statement Amendment No.1 on Form S-8 and related Prospectus with respect to the consolidated financial statements and schedule of BP p.l.c. included in its Annual Report on Form 20-F for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

Ernst & Young LLP
London, England
July 11, 2002